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

                                                            EXHIBIT 11.1
                                                             IOMED, Inc.

                                           Statement Re Computation of Earnings Per Share
                                                                   Year ended June 30,
                                                      1995                1996               1997
                                               ----------------------------------------------------
Average shares outstanding                         9,780,843          12,622,167         14,925,234
 Dilutive common stock equivalents:
   Conversion of preferred stock                           -           1,079,132                  -
   Conversion of convertible debt                          -           1,147,541                  -
   Exercise of options and warrants                        -             367,945                  -
                                               -------------         -----------        -----------
 Total shares                                      9,780,843          15,216,785         14,925,234
                                               =============         ===========        ===========
 Net income (loss)                                 $(659,000)         $1,743,000       $(14,038,000)
                                               =============         ===========        ===========
 Earnings (loss) per share                             $(.07)               $.11             $(.94)
                                               =============         ===========        ===========
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